Exhibit 21.1

Subsidiaries of CarGurus, Inc.

Auto List, Inc., a Delaware corporation

CarGurus Canada, Inc., a company incorporated under the laws of the Province of British Columbia

CarGurus Ireland Limited, an Irish Private Company Limited by Shares

CarGurus Securities Corp., a Massachusetts corporation

CarGurus UK Limited, a U.K. Private Limited Company

CarOffer, LLC, a Texas limited liability company

Pistonheads Holdco Limited, a U.K. Private Limited Company1

WPLE, Inc., a Delaware corporation

1The Company is in the process of dissolving the Pistonheads Holdco Limited entity.